Exhibit 10(93)
EXECUTION COPY
SUPPORT AGREEMENT
     AGREEMENT (this “Agreement”), dated as of July 10, 2008 between AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation (“AIG”), and AMERICAN GENERAL FINANCE CORPORATION, an Indiana corporation (“AGFC”).
W I T N E S S E T H:
     WHEREAS, AIG owns as of the date hereof indirectly all of the issued and outstanding common stock of AGFC; and
     WHEREAS, AGFC desires to enter into the AGFC 364-Day Credit Agreement (as defined below) which provides for borrowings by AGFC from time to time as provided therein; and
     WHEREAS, in connection therewith, AIG desires to take certain actions to maintain the financial condition of AGFC as hereinafter set forth; and
     WHEREAS, the corporate interests of AIG will be furthered by its entering into this Agreement;
     NOW THEREFORE, AGFC and AIG hereby agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the meanings specified below:
          “Adjusted Debt” shall mean, at any time, the sum of short term debt and long term debt of AGFC and its subsidiaries as shown on AGFC’s consolidated balance sheet, less the sum of (x) the amount of unrestricted cash and cash equivalents as shown on AGFC’s consolidated balance sheet in excess of $250,000,000 and (y) (but only to the extent included in such debt) the amount of hybrid debt then outstanding that is afforded equity credit as disclosed in AGFC’s most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.
          “Adjusted Tangible Leverage Ratio” shall mean, at any time, the ratio of (i) Adjusted Debt to (ii) Adjusted Tangible Net Worth.
          “Adjusted Tangible Net Worth” shall mean, at any time, Consolidated Net Worth, less the sum of the total amount of goodwill, and other intangible assets, all determined in accordance with GAAP, plus (without duplication) the amount of hybrid debt then outstanding that is afforded equity credit as disclosed in AGFC’s most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.
          “AGFC 364-Day Credit Agreement” shall mean the 364-Day Credit Agreement, dated as of July 10, 2008, by and between AGFC and American General Finance, Inc., as borrowers, and Citibank, N.A., as administrative agent, and the lenders party thereto, as amended
Support Agreement

and in effect from time to time.
          “Consolidated Net Worth” shall mean, at any time, AGFC’s total shareholders’ equity minus the amount of accumulated other comprehensive income or loss as shown on AGFC’s consolidated balance sheet.
          “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.
     2. Support Undertakings.
     A. AIG will cause AGFC at all times to maintain Consolidated Net Worth of at least $2,200,000,000.
     B. AIG will cause AGFC at the end of each fiscal quarter to maintain the Adjusted Tangible Leverage Ratio of less than or equal to 8.00 to 1.00; provided that if the Adjusted Tangible Leverage Ratio at the end of any fiscal quarter shall be greater than 8.00 to 1.00, AIG shall be in compliance with its undertaking with respect to such fiscal quarter under this paragraph 2.B if, not later than (a) in the case of the first three fiscal quarters of each fiscal year of AGFC, the earlier of (i) the filing by AGFC with the Securities and Exchange Commission (“SEC”) of a Quarterly Report on Form 10-Q for such fiscal quarter and (ii) 45 days after the end of such fiscal quarter or (b) in the case of each fiscal year of AGFC, the earlier of (i) the filing by AGFC with the SEC of an Annual Report on Form 10-K for such fiscal year and (ii) 90 days after the end of such fiscal year, AIG will cause a capital contribution to be made to AGFC or otherwise cause AGFC to take actions such that if such capital contribution had been made or such actions had been taken as of the last day of such fiscal quarter or fiscal year, as applicable, together with any other capital contributions or actions, if any, made or taken subsequent to the end of such fiscal quarter or fiscal year, as applicable, such Adjusted Tangible Leverage Ratio would have been less than or equal to 8.00 to 1.00.
     3. No Guarantee. This Agreement is not, and nothing herein contained and nothing herein contained and nothing done pursuant hereto by AIG shall be deemed to constitute, a direct or indirect guarantee by AIG of the payment of any indebtedness or other obligation or liability, of any kind or character whatsoever, of AGFC or its subsidiaries, if any.
     4. Representations and Warranties. AIG represents and warrants that: AIG has duly authorized, executed and delivered this Agreement; neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby nor the compliance with the terms hereof (i) does or will contravene (1) AIG’s restated certificate of incorporation or by-laws or (2) any other law or regulation then applicable to or binding on AIG, (ii) does or will contravene or result in any breach or constitute any default under any agreement or instrument to which AIG is a party or by which it or any of its properties may be bound, or (iii) does or will require the consent or approval of any person or entity which has not previously been obtained, in the case of each of (i), (ii) and (iii) above, in a manner that would materially impair AIG’s ability to perform its obligations under this Agreement; and this Agreement constitutes the legally valid and binding obligation of AIG, enforceable against AIG (and its successors and assigns) in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency,
Support Agreement

moratorium and other similar laws affecting creditors’ rights generally and general principles of equity.
     5. Waiver. AIG hereby waives any failure or delay on the part of AGFC in asserting or enforceing any of its rights or in making any claims or demands under this Agreement.
     6. Modification, Amendment and Termination. This Agreement may only be modified or amended so as to reduce AIG’s obligations hereunder with the consent of the Majority Banks (as defined in the AGFC 364-Day Credit Agreement), and this Agreement shall terminate automatically upon: (i) the earlier of (x) the Commitment Termination Date (as defined in the AGFC 364-Day Credit Agreement) or (y) the termination of the Commitments (as defined in the AGFC 364-Day Credit Agreement) thereunder; and (ii) any of the following: (x) payment in full of the loans, if any, outstanding and all other amounts owing under the AGFC 364-Day Credit Agreement, (y) AIG providing an irrevocable and unconditional written guarantee of such payment in favor of the lenders party to the AGFC 364-Day Credit Agreement or (z) consent in writing of the Majority Banks to such termination.
     7. Successors. The agreements herein set forth shall be mutually binding upon, and inure to the mutual benefit of, AIG and AGFC and their respective successors.
     8. Third Party Beneficiaries. AIG and AGFC hereby acknowledge that the agreements herein are intended to benefit the Banks (as defined in the AGFC 364-Day Credit Agreement).
     9. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.
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     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Robert A. Gender
	Name:	Robert A. Gender
	Title:	Vice President and Treasurer

AMERICAN GENERAL FINANCE CORPORATION
By:	/s/ Donald R. Breivogel ,Jr.
	Name:	Donald R. Breivogel, Jr.
	Title:	Senior Vice President and Chief Financial Officer

Support Agreement